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                                                                    EXHIBIT 4.2
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                       AAVID THERMAL TECHNOLOGIES, INC.
                           (A Delaware Corporation)

                 1995 Non-Employee Director Stock Option Plan

                 Non-Employee Director Stock Option Agreement

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Grant Date      Number of Option Shares    Option Price       Last Date to
                                           Per Share          Exercise Option

                                            $
--------        -----------------------      ---------        ---------------

This Agreement evidences the Company's grant to you of a non-qualified stock option (the "Option") under the 1995 Non-Employee Director Stock Option Plan (the "Plan") to purchase shares of the Company's Series Common Stock, $0.01 par value per share, (the "Option Shares") at the Option Price Per Share set forth above, and your acceptance of the Option and the terms and conditions of this Agreement and the Plan.

A copy of the Plan may be obtained on request to the Secretary of the Company.

The terms of the Plan and any rules and regulations of the committee of the Board of Directors of the Company that administers the Plan are incorporated in this Agreement as if fully set forth in it. On the reverse side of this Agreement are some additional terms of this Option and a brief description of some of the provisions of the Plan. In the case of any ambiguity or any conflict between the terms on the reverse side and the Plan, the provisions of the Plan shall govern.

You may purchase any one or more of the Option Shares from and after the Grant Date through and including the Last Day to Exercise Option, set forth above.

In Witness Whereof, the parties have executed this Agreement as of the Grant Date set forth above.

AAVID THERMAL TECHNOLOGIES, INC.                GRANTEE:

By
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   Ronald F. Borelli
   Chief Executive Officer

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        Additional Non-Employee Director Stock Option Agreement Terms


1. Anything in this Option Agreement or in the Plan to the contrary notwithstanding, this Option may not be exercised prior to the date on which the Company consummates its public offering of shares under the Securities Act of 1933.

2. Not an Agreement to Continue as a Director. Nothing in this Option Agreement shall in any way affect your right to resign from the Company's Board of Directors or the Company's right to terminate your directorship in accordance with the Articles of Incorporation and By-Laws of the Company.

3. Exercises. For an exercise to be effective, the Company must receive from you:

        a) A written notice signed by you stating the Option Grant Date and the number of Option Shares you wish to purchase; and

        b) Payment for the Option Shares either (i) by cashier's or certified check; or (ii) by the surrender of Company common stock having a fair market value equal to the purchase price of the Option Shares being purchased, all according to the rules and regulations of the Committee.

4. Option Shares. The Company will not be obligated to deliver any Option Shares to you unless:

        a) Provision acceptable to the Company has been made for the payment of any federal, state and local taxes that are due or that are required to be withheld by the Company because of the purchase of the Option Shares:

        b) There has been compliance with all federal and state laws and regulations that the Company deems applicable, and all other legal matters in connection with the issuance and delivery of the Option Shares have been approved by the Company's counsel.

5. Non-Transferability. Except as expressly otherwise provided in the Plan, this Option is exercisable only by you during your lifetime. In addition, this Option may not be assigned or transferred except by your will or according to the laws of descent and distribution in the absence of a will.

6.      Termination of Directorship.

        a) If the termination of your directorship is by reason of your death or permanent disability, this Option may be exercised as to all then unexercised shares by your estate, personal representative or beneficiary at any time prior to the specified expiration date of the option.

        b) If the termination of your directorship is for any reason other than death or permanent disability, any then unexercised portion of options granted to such Optionee shall, to the extent not then vested, immediately terminate and become void; any portion of an option which is vested, but has not been exercised by the Optionee shall terminate 180 days after the date the Optionee ceased to be a member of the Board.

7. Adjustments. As more fully described in the Plan, the number and kind of shares issuable under this Option and the Option Price Per Share will be adjusted to account for any reorganization, merger, recapitalization, or the like that affects the Company's shares.




  YOU SHOULD ALSO REFER TO THE 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.
                 A COPY WILL BE FURNISHED TO YOU ON REQUEST.